                                                               EXHIBIT (a)(1)(K)

NOTICE TO ELIGIBLE OPTION HOLDERS, DATED JUNE 10, 2003

TO:      Employees with Eligible Stock Options

FROM:    Morris S. Young

SUBJECT: Revisions to Offer to Exchange Options

DATE:    June 10, 2003

As you are aware, the deadline for electing to participate in, or for withdrawing or changing your election to participate in, the AXT stock option exchange program is 9:00 p.m., Pacific Time, on June 24, 2003 (unless we extend the deadline prior to that time). After the deadline, your election to participate in the program will be irrevocable.

We have made some revisions to our Offer to Exchange in response to comments we received from the staff of the Securities and Exchange Commission. Those revisions, which you should consider in deciding whether to participate in (or withdraw or change your participation in) the program, are described below.

      1. We have revised paragraph 2, page i of the Offer to Exchange, paragraph 2 of the answer to question number 13 of the Summary of Terms, paragraph 1 of the answer to question number 25 of the Summary of Terms and paragraph 1 of
Section 6 ("Acceptance of Options for Exchange and Issuance of New Options") of the Offer to Exchange to provide that the tendered options will be canceled after 9:00 p.m. Pacific Time on June 24, 2003.

      2. We have revised the answer to question number 37 of the Summary of Terms, paragraph 2, Section 5 ("Withdrawal Rights") of the Offer to Exchange and
Section 2 of the Instructions to the Election Form to confirm that if we have not accepted and canceled your properly tendered options by July 23, 2003, you may withdraw your tendered options "at any time on and after July 23, 2003" in place of "at any time after July 23, 2003."

      3. We have revised Section 4 ("Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects") of the Offer to Exchange to provide that to the extent the Company waives a condition with respect to one tender of shares, it will waive that condition for all other similarly situated tenders. Specifically, we have added the following sentence:

            "To the extent we waive any of the conditions of the offer or any defect or irregularity in any tender or any particular options or for any particular option holder, we will waive such condition, defect or irregularity for all other similarly situated options or option holders."

      4. We have revised the final paragraph of Section 7 ("Conditions of the Offer") to add the following sentence: "To the extent that judgment is required to determine whether one of the conditions set forth above has been triggered, we will employ our commercially reasonable judgment in determining whether such condition has been triggered and whether to waive such condition." At this time we do not believe that any of the conditions have been triggered.

      5. We have revised Section 10 ("Information Concerning AXT, Inc.") of the Offer to Exchange to include additional summary financial information concerning the Company as follows:

                                               FISCAL YEARS ENDED                   QUARTERS ENDED MARCH 31
                                                  DECEMBER 31
                                     -------------------------------------   -------------------------------------
                                            2002                2001                2003                2002
                                     -----------------   -----------------   -----------------   -----------------
Book value per share                 $      4.70         $     8.36          $    4.47           $    8.09

Earnings deficiency*                 $100,390.00         $16,233.00          $5,573.00           $7,723.00

---------------------

* Additional earnings (in thousands) required to bring the ratio of earnings to fixed charges to one-to-one.

      6. We have revised Section 18 ("Additional Information") of the Offer to Exchange to remove the reference to the Securities and Exchange Commission's (the "SEC") office located in Chicago, Illinois. Thus, any of our SEC filings are available at the SEC's reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.